Cirrus Logic Announces Acquisition of INVENTVM Semiconductor
AUSTIN, Texas – October 6, 2026 – Cirrus Logic, Inc. (NASDAQ: CRUS) announced that it has acquired INVENTVM, a fabless semiconductor company based in Pavia, Italy that specializes in mixed-signal power management and audio integrated circuits. INVENTVM brings deep engineering expertise, intellectual property, and an established presence in a region where Cirrus Logic intends to expand further. This acquisition enables Cirrus Logic to accelerate the development of industry-leading products, supporting the company’s long-term growth strategy to expand into additional applications and markets.
“Our current pipeline of opportunities is the strongest we’ve ever had, and this acquisition directly adds innovative IP, expands our engineering capacity, increases our talent depth, and supports our efforts to grow in new applications and markets,” said John Forsyth, Cirrus Logic president and chief executive officer. “Having worked together closely for several years, we know the strength of this team, and we look forward to them joining our world-class engineering organization.”
“This announcement reflects the strong relationship our teams have built over many years of collaboration,” said Michele Chiabrera, chief executive officer of INVENTVM. “We are proud of what the INVENTVM team has accomplished, and we believe joining Cirrus Logic will create new opportunities to advance our technology, support customers, and continue innovating as part of a larger global organization.”
The financial terms of the transaction were not disclosed, and the transaction will not have a material impact on Cirrus Logic’s revenue.

About Cirrus Logic
Cirrus Logic is a leader in low-power, high-precision mixed-signal processing solutions that create innovative user experiences for the world's top mobile and consumer applications. With headquarters in Austin, Texas, Cirrus Logic is recognized globally for its award-winning corporate culture.
Cirrus Logic, Cirrus and the Cirrus Logic logo are registered trademarks of Cirrus Logic, Inc.
Safe Harbor Statement
Except for historical information contained herein, the matters set forth in this news release contain forward-looking statements, including statements regarding the expected benefits and impact of the acquisition. In some cases, forward-looking statements are identified by words such as “expect,” “anticipate,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” and variations of these types of words and similar expressions. In addition, any statements that refer to plans, expectations, strategies, or other characterizations of future events or circumstances are forward-looking statements.
These forward-looking statements are based on current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially, and readers should not place undue reliance on such statements. These risks and uncertainties include, but are not limited to, the integration of the businesses, changes in government trade policies, including the imposition of tariffs or export restrictions, and global economic conditions and uncertainty, along with the risk factors listed in Cirrus Logic's filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information represents the company's views as of the date of this news release, and Cirrus Logic expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise, unless required by law.
Investor Contact:
Chelsea Heffernan
Vice President, Investor Relations
Cirrus Logic, Inc.
(512) 851-4125
Investor@cirrus.com
Press Contact:
Julia Betts
Director, Corporate Communications
Cirrus Logic, Inc.
(512) 851-4147
Julia.Betts@cirrus.com